UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2004

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Tenth Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS, ELECTION OF DIRECTORS, APPOINTMENT OF PRINCIPAL OFFICERS.

On November 29, 2004, Microtune, Inc. (the “Company”) issued a press release announcing that Chief Financial Officer Rob-Roy J. Graham has begun to transition his accounting duties to Justin M. Chapman who has been promoted to the position of Vice President of Accounting and the Company’s principal financial and accounting officer, effective November 29, 2004. A copy of the press release is attached as Exhibit 99.1.

On November 29, 2004, the Company entered into a Change of Control Agreement with Mr. Chapman. Under this agreement, if Mr. Chapman’s employment is terminated within six (6) months following a change of control, he is entitled to a lump sum equal to his base annual compensation plus the highest bonus paid to him in the three years immediately prior to the change of control. In addition, all unvested stock options, stock appreciation rights and restricted stock awards will immediately vest equal to the number of shares that would have vested over the twelve (12) month period following his termination. If his employment is terminated after six (6) months but within twelve (12) months following a change of control, he is entitled to a lump sum equal to fifty percent (50%) of his base annual compensation plus fifty percent (50%) of the highest bonus paid to him in the three years immediately prior to the change of control. In addition, all unvested stock options, stock appreciation rights and restricted stock awards will immediately vest equal to the number of shares that would have vested over the six (6) month period following his termination. A copy of the Change of Control Agreement is attached as Exhibit 99.2.

The Company had previously entered into similar Change of Control Agreements with each of James A. Fontaine, Albert H. Taddiken, Mr. Graham and Marc Underwood on August 26, 2003, filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

ITEM 9.01. EXHIBITS

99.1	Press Release of Microtune, Inc., dated November 29, 2004.

99.2	Change of Control Agreement between Justin M. Chapman and the Registrant dated November 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microtune, Inc.

Date: November 29, 2004	By:	/s/ JAMES A. FONTAINE James A. Fontaine Chief Executive Officer